EXHIBIT 99.24

Non-Lethal Pro V2 Gains Traction With Large Public Venues

Initial Order for Units and Training Received From Globally Recognized Family Theme Park

SCOTTSDALE, AZ--(Marketwired - Apr 23, 2014) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), manufacturer of the G8 Pro V2 enhanced non-lethal (ENL) defense device, announced that a globally recognized family theme park has placed an initial order for G8 Pro V2 units and certification training for its security personnel.

The order was structured through Guardian 8's strategic alliance with the California Association of Licensed Security Agencies, Guards and Associates (CALSAGA) to provide preferred pricing on products and training to its members. The member theme park operates in California as well as many other states and countries, but is not being identified as it could disclose a portion of their confidential security response plan.

"The CALSAGA alliance is making key connections for Guardian 8 with its membership, not just in the State of California, but across the U.S.," said Steve Cochennet, Guardian 8 President and CEO. "We're seeing positive impact and surging interest for non-lethal response in the public venue and sports arena verticals and look forward to getting the Pro V2 into the hands of more CALSAGA affiliates."

The theme park staff training will be completed by end of April and devices are anticipated to be shipped within the second quarter.

The layered defense options of the Pro V2 are well suited for deployment in public venues where security personnel are first responders to incidents. Security officers with a non-lethal option can respond to incidents appropriately and with a reasonable amount of force to end a confrontation, while making contact with authorities and recording the incident for evidence. The Pro V2 can be used in locations where stun devices and firearms are prohibited by law.

For more information on the Pro V2 for public venues and sports arenas, visit http://guardian8.com/sports-public-venue-security.

For details on the CALSAGA strategic alliance visit Guardian 8 news.

About Guardian 8 Holdings
Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The G8 Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was named one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal and has won security industry accolades for its innovative technology. To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the initial order for testing and evaluation Pro V2 devices by the theme park; actual acceptance and orders of the Pro V2 device from the theme park; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact
Susan Krause
Guardian 8 Corporation
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Lance Beckham
O: (678) 368-4012
C: (404) 368-1738
lbeckham@acornmanagementpartners.com